Exhibit 99.1

Sotera Health Reports First-Quarter 2022 Results
•Q1 2022 net revenues of $237 million increased 12%, compared to Q1 2021
•Q1 2022 net income of $31 million or $0.11 per diluted share, compared to net income of $11 million or $0.04 per diluted share in Q1 2021
•Q1 2022 Adjusted EBITDA of $115 million increased 10%, compared to Q1 2021
•Q1 2022 Adjusted EPS of $0.22 improved by $0.04 per diluted share, compared to Q1 2021
•March 31, 2022 total debt of $1.79 billion and net leverage ratio improved to 3.4x
•Company reaffirms 2022 outlook
CLEVELAND, OH, May 5, 2022 – Sotera Health Company (“Sotera Health” or the “Company”) (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry, today announced financial results for the three months ended March 31, 2022.
First-quarter 2022 net revenues increased 12% to $237 million, compared with $212 million in the first quarter a year ago. Net income attributable to Sotera Health (“net income”) was $31 million, or $0.11 per diluted share, compared with net income of $11 million, or $0.04 per diluted share in the first-quarter 2021. Adjusted EBITDA for the first-quarter 2022 increased by 10% over the prior-year quarter to $115 million. First-quarter 2022 Adjusted Earnings Per Diluted Share (“Adjusted EPS”) was $0.22, compared to $0.18 in Q1 2021, an increase of $0.04 per diluted share. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.
“We are off to a good start in 2022, delivering another consecutive quarter of double-digit top-line and bottom-line growth as compared to the same prior year quarter,” said Chairman and Chief Executive Officer, Michael B. Petras, Jr. “We are pleased with the first-quarter performance as we navigated through the Omicron surge and the current geopolitical landscape. We continue to focus on execution while strategically building out capacity to satisfy future demand.”
Petras continued, “Given our performance to date, we are reaffirming the 2022 financial outlook that we first provided on March 1, 2022. We remain focused on supporting our global team members and customers while delivering on our mission of Safeguarding Global Health®.”
First-Quarter Review by Business Segment
Sterigenics
For first-quarter 2022, Sterigenics net revenues were $149 million, an increase of 14.0% compared to the first quarter a year ago. Segment income was $79 million, an increase of 16.0%.
Net revenues and segment income growth for the first-quarter 2022 were driven by volume and mix, and pricing.
Nordion
For first-quarter 2022, Nordion net revenues were $34 million, an increase of 31.2% compared to the first quarter a year ago. Segment income increased 37.1% to $19 million.

The increases in both net revenues and segment income for the first-quarter 2022 were driven by volume and mix, and pricing.
Nelson Labs
For first-quarter 2022, Nelson Labs net revenues were $53 million, a decrease of 3.2% compared to the first quarter a year ago. Segment income decreased by 26.1% to $17 million.
The decline in net revenues for the first-quarter 2022 was driven by decreased demand for pandemic-related testing, partially offset by incremental revenue from recent acquisitions and pricing. Segment income decline was driven by unfavorable mix due to a reduction in pandemic-related testing, labor challenges, which were compounded by the Omicron surge, as well as dilution resulting from Nelson Labs’ acquisitions in 2021.
Balance Sheet and Liquidity
As of March 31, 2022, Sotera Health had $1.79 billion in total debt, and $121 million in cash and cash equivalents, compared to $1.79 billion in total debt and $107 million in cash and cash equivalents as of December 31, 2021. Sotera Health’s net leverage ratio as of March 31, 2022 improved to 3.4x. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.
Reaffirming 2022 Outlook
Today, Sotera Health is reaffirming the 2022 outlook first provided on March 1, 2022. That outlook is:
•Net revenues in the range of $1.0 billion to $1.03 billion, representing growth of approximately 7% to 11%, compared to the prior year,
•Adjusted EBITDA in the range of $515 million to $535 million, representing growth of approximately 7% to 11%, compared to the prior year,
•Tax rate applicable to Adjusted Net Income in the range of 29% to 30%,
•Adjusted EPS in the range of $0.93 to $0.99, representing growth of 6% to 13% versus the prior year,
•A fully diluted share count in the range of 280 million to 282 million shares on a weighted-average basis,
•Capital expenditures in the range of $140 million to $170 million, and
•Net leverage reduction of approximately 1⁄2 of a turn.
The outlook provided above contains a number of assumptions, including, among others, the Company’s current expectations regarding supply chain continuity, particularly for the supply of ethylene oxide (“EO”) and cobalt-60 (“Co-60”), the impact of inflationary trends including the impact on the supply of labor, the impact of the COVID-19 pandemic including the rate of recoveries of elective procedures and new product development testing, and the expectation that exchange rates as of Q1 2022 remain constant for the remainder of 2022. Our outlook is based on current plans and expectations and is subject to a number of known and unknown risks and uncertainties, including those set forth below under “Forward-Looking Statements.”
Earnings Webcast
Sotera Health management will host a conference call and webcast to discuss the Company’s operating highlights and financial results at 9:00 a.m. Eastern Time today. To participate in the live call, please dial 1-866-777-2509 if dialing in from the United States, or 1-412-317-5413 if dialing in from other locations. For direct connection to the conference call, participants are strongly encouraged to preregister at

https://dpregister.com/sreg/10165900/f25a46ad14. A live webcast of the conference call and accompanying materials may also be accessed via the Investor Relations section of the Company’s website at https://investors.soterahealth.com/events-and-presentations. A replay of the webcast will be available later in the day on May 5.
Upcoming Investor Events
•RBC Capital Markets Global Healthcare Conference at 8:30 a.m. Eastern Time, May 17, 2022
•Sotera Health 2022 Annual Meeting of Stockholders at 9:00 a.m. Eastern Time, May 26, 2022
•Goldman Sachs Global Healthcare Conference at 9:20 a.m. Pacific Time, June 14, 2022
Live and archived webcasts and presentations associated with the conferences listed above may be accessed on the Investor Relations section of the Sotera Health website at:
https://investors.soterahealth.com/events-and-presentations.

Updates on recent developments in matters relevant to investors can be found on the Investor Relations section of the Company’s website at https://investors.soterahealth.com/special-notices. For developments related to EO, updates can be found at https://investors.soterahealth.com/ethylene-oxide-eo-overview.
Forward-Looking Statements
Unless expressly indicated or the context requires otherwise, the terms “Sotera Health,” “Company,” “we,” “us,” and “our” in this document refer to Sotera Health Company, a Delaware corporation, and, where appropriate, its subsidiaries on a consolidated basis. This release contains forward-looking statements that reflect management’s expectations about future events and the Company’s operating plans and performance and speak only as of the date hereof. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident” or the negative version of those words or other comparable words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, are forward-looking statements. Any forward-looking statements contained in this release are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements are subject to various risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. These risks and uncertainties include, without limitation, any disruption in the availability or supply, or increases in the price of EO or Co-60, including geopolitical risks related to the supply of Co-60 from Russia; changes in industry trends, environmental, health and safety regulations or preferences; the impact of current and future legal proceedings and liability claims, including litigation related to purported exposure to emissions of EO from our facilities in Illinois, Georgia and New Mexico and the possibility that other claims will be made in the future relating to these or other facilities; our ability to increase capacity at existing facilities, renew leases for our leased facilities and build new facilities in a timely and cost-effective manner; competition for qualified employees in the industries in which we operate; the risks of doing business internationally; and any inability to pursue strategic transactions or find suitable acquisition targets. For additional discussion of these risks and uncertainties, please refer to Company’s filings with the SEC, such as its annual and quarterly reports. We do not undertake any obligation to publicly update or revise these forward-looking statements, except as otherwise required by law.

Non-GAAP Financial Measures
The Company does not provide a reconciliation of the forward-looking Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, and Net Leverage Ratio outlook to the most directly comparable GAAP measure, as this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain items, including, among others, uncertainties caused by the global COVID-19 pandemic, changes to the regulatory landscape, restructuring items and certain fair value measurements, all of which are potential adjustments for future earnings. The variability of these items could have a potentially unpredictable, and a potentially significant, impact on our future GAAP results.
To supplement our consolidated financial statements presented in accordance with GAAP, we consider Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Net Debt and Net Leverage Ratio, financial measures that are not based on any standardized methodology prescribed by GAAP.
We define Adjusted Net Income as net income (loss) before amortization and certain other adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period.
We define Adjusted EBITDA as Adjusted Net Income before interest expense, depreciation (including depreciation of Co-60 used in our operations) and income tax provision applicable to Adjusted Net Income. Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by net revenues.
We define Adjusted EPS as Adjusted Net Income divided by the weighted average number of diluted shares outstanding.
Our Net Debt is equal to our total debt, plus unamortized debt issuance costs and debt discounts, less cash and cash equivalents.
Our Net Leverage Ratio is equal to Net Debt divided by Adjusted EBITDA.
We use these non-GAAP financial measures as the principal measures of our operating performance. Management believes these are useful because they allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without the impact of certain non-cash items and non-routine items that we do not expect to continue at the same level in the future and other items that are not core to our operations. We believe that these measures are useful to our investors because they provide a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. In addition, we believe these measures will assist investors in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. Our management also uses these measurements in their financial analysis and operational decision-making and Adjusted EBITDA serves as the basis for the attainment of our primary annual incentive program. These measures may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.
About Sotera Health
Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.

INVESTOR RELATIONS CONTACTS
Sally J. Curley, IRC                    Jenny Kobin
Curley Global IR, LLC                    IR Advisory Solutions
IR@soterahealth.com                     IR@soterahealth.com
MEDIA CONTACT
Kristin Gibbs
Chief Marketing Officer, Sotera Health
kgibbs@soterahealth.com
Source: Sotera Health Company
###

Sotera Health Company
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Revenues:
Service	$206,218	$188,698
Product	30,536	23,450
Total net revenues	236,754	212,148
Cost of revenues:
Service	94,576	85,036
Product	13,303	11,740
Total cost of revenues	107,879	96,776
Gross profit	128,875	115,372
Operating expenses:
Selling, general and administrative expenses	59,542	52,465
Amortization of intangible assets	15,841	16,543
Total operating expenses	75,383	69,008
Operating income	53,492	46,364
Interest expense, net	10,404	21,282
Loss on extinguishment of debt	—	14,312
Foreign exchange loss	788	578
Other income, net	(2,967)	(3,890)
Income before income taxes	45,267	14,082
Provision for income taxes	14,626	3,017
Net income	30,641	11,065
Less: Net income attributable to noncontrolling interests	—	223
Net income attributable to Sotera Health Company	$30,641	$10,842

Earnings per share
Basic	$0.11	$0.04
Diluted	0.11	0.04
Weighted average number of common shares outstanding
Basic	279,829	278,827
Diluted	279,908	278,968

Sotera Health Company
Segment Data
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Segment revenues:
Sterigenics	$149,462	$131,151
Nordion	34,002	25,918
Nelson Labs	53,290	55,079
Total net revenues	$236,754	$212,148
Segment income:
Sterigenics	$79,403	$68,461
Nordion	18,903	13,786
Nelson Labs	17,043	23,070
Total segment income	115,349	105,317
Less adjustments:
Interest expense, net(a)	16,750	21,282
Depreciation and amortization(b)	36,049	37,661
Share-based compensation(c)	4,538	3,449
Gain on foreign currency and derivatives not designated as hedging instruments, net(d)	(6,552)	(336)
Acquisition and divestiture related charges, net(e)	(160)	(185)
Business optimization project expenses(f)	104	261
Plant closure expenses(g)	671	542
Loss on extinguishment of debt(h)	—	14,312
Professional services relating to EO sterilization facilities(i)	18,059	13,399
Accretion of asset retirement obligation(j)	520	551
COVID-19 expenses(k)	103	299
Consolidated income before income taxes	$45,267	$14,082
(a)The three months ended March 31, 2022 excludes $6.3 million of unrealized gains on interest rate derivatives not designated as hedging instruments.
(b)Includes depreciation of Co-60 held at gamma irradiation sites.
(c)Represents non-cash share-based compensation expense.
(d)Represents the effects of (i) fluctuations in foreign currency exchange rates, (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion, and (iii) unrealized gains on interest rate caps not designated as hedging instruments.
(e)Represents (i) certain direct and incremental costs related to the acquisitions of Regulatory Compliance Associates Inc., the noncontrolling interests in our China subsidiaries, and BioScience Labs in 2021, the first quarter 2021 gain on the mandatorily redeemable noncontrolling interest in Nelson Labs Fairfield, and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, and (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018.
(f)Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of acquisitions, operating structure realignment and other process enhancement projects.
(g)Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility.
(h)Represents expenses incurred in connection with the repricing of our Term Loan in January 2021 including accelerated amortization of prior debt issuance and discount costs.
(i)Represents professional fees related to litigation associated with our EO sterilization facilities and other related professional fees.
(j)Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(k)Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures.

Sotera Health Company
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	As of March 31,	As of December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$121,446	$106,924
Accounts receivable, net	114,763	108,183
Inventories, net	45,701	54,288
Other current assets	89,650	76,566
Total current assets	371,560	345,961
Property, plant, and equipment, net	669,161	650,797
Operating lease assets	36,984	39,946
Other intangible assets, net	582,144	598,844
Goodwill	1,125,828	1,120,320
Other assets	50,092	33,634
Total assets	$2,835,769	$2,789,502
Liabilities and equity
Total current liabilities	$143,851	$161,161
Long-term debt, less current portion	1,744,541	1,743,534
Other noncurrent liabilities	162,786	164,210
Deferred income taxes	142,461	134,501
Total liabilities	2,193,639	2,203,406
Total equity	642,130	586,096
Total liabilities and equity	$2,835,769	$2,789,502

Sotera Health Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Operating activities:
Net income	$30,641	$11,065
Non-cash items	41,231	52,657
Changes in operating assets and liabilities	(21,905)	(7,563)
Net cash provided by operating activities	49,967	56,159
Investing activities:
Purchases of property, plant and equipment	(35,546)	(20,942)
Purchase of mandatorily redeemable noncontrolling interest in Nelson Laboratories Fairfield	—	(12,425)
Purchase of BioScience Laboratories, LLC, net of cash acquired	—	(13,152)
Adjustments to purchase of Regulatory Compliance Associates Inc.	63	—
Net cash used in investing activities	(35,483)	(46,519)
Financing activities:
Payments of debt issuance costs	(31)	(3,435)
Other financing activities	(418)	(348)
Net cash used in financing activities	(449)	(3,783)
Effect of exchange rate changes on cash and cash equivalents	487	(295)
Net increase in cash and cash equivalents, including restricted cash	14,522	5,562
Cash and cash equivalents, including restricted cash, at beginning of period	106,924	102,454
Cash and cash equivalents, including restricted cash, at end of period	$121,446	$108,016

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$15,809	$19,745
Cash paid during the period for income taxes, net of tax refunds received	13,505	11,561
Equipment purchases included in accounts payable	9,508	7,389

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Net income	$30,641	$11,065
Amortization of intangible assets	20,182	22,282
Share-based compensation(a)	4,538	3,449
Gain on foreign currency and derivatives not designated as hedging instruments, net(b)	(6,552)	(336)
Acquisition and divestiture related charges, net(c)	(160)	(185)
Business optimization project expenses(d)	104	261
Plant closure expenses(e)	671	542
Loss on extinguishment of debt(f)	—	14,312
Professional services relating to EO sterilization facilities(g)	18,059	13,399
Accretion of asset retirement obligation(h)	520	551
COVID-19 expenses(i)	103	299
Income tax benefit associated with pre-tax adjustments(j)	(7,852)	(14,133)
Adjusted Net Income	60,254	51,506
Interest expense, net(k)	16,750	21,282
Depreciation(l)	15,867	15,379
Income tax provision applicable to Adjusted Net Income(m)	22,478	17,150
Adjusted EBITDA(n)	$115,349	$105,317

Net Revenues	$236,754	$212,148
Adjusted EBITDA Margin	48.7%	49.6%
Weighted average number of shares outstanding
Basic	279,829	278,827
Diluted	279,908	278,968
Earnings per share:
Basic	$0.11	$0.04
Diluted	0.11	0.04
Adjusted earnings per share:
Basic	$0.22	$0.18
Diluted	0.22	0.18
(a)    Represents non-cash share-based compensation expense.
(b)    Represents the effects of (i) fluctuations in foreign currency exchange rates, (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion, and (iii) unrealized gains on interest rate caps not designated as hedging instruments.
(c)    Represents (i) certain direct and incremental costs related to the acquisitions of Regulatory Compliance Associates Inc., the noncontrolling interests in our China subsidiaries, and BioScience Labs in 2021, the first quarter 2021 gain on the mandatorily redeemable noncontrolling interest in Nelson Labs Fairfield, and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, and (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018.
(d)    Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of acquisitions, operating structure realignment and other process enhancement projects.
(e)    Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility.
(f)Represents expenses incurred in connection with the repricing of our Term Loan in January 2021 including accelerated amortization of prior debt issuance and discount costs.
(g)    Represents professional fees related to litigation associated with our EO sterilization facilities and other related professional fees.
(h)    Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(i)    Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures.
(j)    Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of adjusted net income.
(k)    The three months ended March 31, 2022 excludes $6.3 million of unrealized gains on interest rate derivatives not designated as hedging instruments.
(l)    Includes depreciation of Co-60 held at gamma irradiation sites.
(m)    Represents the difference between income tax provision or benefit as determined under U.S. GAAP and the income tax provision or benefit associated with pre-tax adjustments described in footnote (j).
(n)    $19.8 million and $20.7 million of the adjustments for the three months ended March 31, 2022 and 2021, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.

Sotera Health Company
Non-GAAP Financial Measures
($’s in thousands)
(unaudited)

	As of March 31,	As of December 31,
	2022	2021
Long-term debt	$1,744,541	$1,743,534
Current portion of finance leases	1,342	1,160
Finance leases less current portion	40,014	40,877
Total Debt	1,785,897	1,785,571

Add: unamortized debt issuance costs and debt discounts	19,009	20,016
Less: cash and cash equivalents	(121,446)	(106,924)
Total Net Debt	$1,683,460	$1,698,663

Adjusted EBITDA(a)	$491,261	$481,229
Net Leverage	3.4x	3.5x
(a)Represents Adjusted EBITDA for the twelve months ended March 31, 2022 and December 31, 2021, respectively. Refer to the Adjusted EBITDA reconciliations for detail.

Sotera Health Company
Non-GAAP Financial Measures
(in thousands)
(unaudited)

	Twelve Months Ended March 31,	Twelve Months Ended December 31,
	2022	2021
Net income	$136,697	$117,121
Amortization of intangible assets	84,642	86,742
Share-based compensation(a)	14,959	13,870
Gain on foreign currency and derivatives not designated as hedging instruments, net(b)	(6,274)	(58)
Acquisition and divestiture related charges, net(c)	(5,993)	(6,018)
Business optimization project expenses(d)	791	948
Plant closure expenses(e)	2,456	2,327
Loss on extinguishment of debt(f)	6,369	20,681
Professional services relating to EO sterilization facilities(g)	50,316	45,656
Accretion of asset retirement obligation(h)	2,221	2,252
COVID-19 expenses(i)	565	761
Income tax benefit associated with pre-tax adjustments(j)	(32,219)	(38,500)
Adjusted Net Income	254,530	245,782
Interest expense, net(k)	69,660	74,192
Depreciation(l)	64,648	64,160
Income tax provision applicable to Adjusted Net Income(m)	102,423	97,095
Adjusted EBITDA(n)	$491,261	$481,229

Net Revenues	$956,084	$931,478
Adjusted EBITDA Margin	51.4%	51.7%
(a)Represents non-cash share-based compensation expense.
(b)Represents the effects of (i) fluctuations in foreign currency exchange rates, (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion, and (iii) unrealized gains on interest rate caps not designated as hedging instruments.
(c)Represents (i) certain direct and incremental costs related to the acquisitions of Regulatory Compliance Associates Inc., the noncontrolling interests in our China subsidiaries, and BioScience Labs in 2021, the first quarter 2021 gain on the mandatorily redeemable noncontrolling interest in Nelson Labs Fairfield, and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018, (iv) a $3.4 million gain recognized in the third quarter of 2021 related to the settlement of an insurance claim for Nordion, and (v) a $5.1 million non-cash gain in the fourth quarter of 2021 arising from the derecognition of an ARO liability no longer attributable to Nordion pursuant to the terms of the sale of the Medical Isotopes business in 2018.
(d)Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of acquisitions, operating structure realignment and other process enhancement projects.
(e)Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility.
(f)Represents expenses incurred in connection with the January 2021 Term Loan repricing and full redemption of the First Lien Notes in August 2021, including accelerated amortization of prior debt issuance and discount costs, premiums paid in connection with early extinguishment and debt issuance and discount costs incurred for the new debt.
(g)Represents professional fees related to litigation associated with our EO sterilization facilities and other related professional fees.
(h)Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(i)Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures.
(j)Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of adjusted net income.
(k)The twelve months ended March 31, 2022 excludes $6.3 million of unrealized gains on interest rate derivatives not designated as hedging instruments.
(l)Includes depreciation of Co-60 held at gamma irradiation sites.
(m)Represents the difference between income tax provision or benefit as determined under U.S. GAAP and the income tax provision or benefit associated with pre-tax adjustments described in footnote (j).
(n)$84.4 million and $85.3 million of the adjustments for the twelve months ended March 31, 2022 and December 31, 2021, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.